FOR IMMEDIATE RELEASE
Contact:    Chas Cook (investors) – 336-436-5076
    Investor@Labcorp.com

    Christopher Allman-Bradshaw (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2021 Third Quarter Results
Company Raises Full-Year Guidance

•Revenue: Q3 of $4.1 billion, versus $3.9 billion last year
•Diluted EPS: Q3 of $6.05, versus $7.17 last year
•Adjusted EPS: Q3 of $6.82, versus $8.41 last year
•Free Cash Flow: Q3 of $650 million, versus $709 million last year
•Enhanced women’s health leadership position with acquisition of Ovia Health
•Full Year 2021 Guidance: Revenue raised to range of 13.0% to 14.0%; Adjusted EPS raised to range of $26.00 to $28.00; Free Cash Flow raised to range of $2.45 billion to $2.60 billion

BURLINGTON, N.C., October 28, 2021 – Labcorp (NYSE: LH), a leading life sciences company, today announced results for the third quarter ended September 30, 2021, and raised full-year guidance.

“Labcorp delivered another quarter of strong performance as we continue to leverage innovation, science and technology to accelerate our strategy,” said Adam Schechter, chairman and CEO of Labcorp. "Our Base Business continued to perform well and grew 14.6%. As a result of our third-quarter performance and improved outlook for the balance of the year, we are raising our full-year financial guidance.”

- more -

Labcorp's strong execution against its strategy to improve health care progressed as the company continued its important work to help fight the pandemic. In oncology, Labcorp remained committed to its life-saving work and expanded testing, treatment and clinical trial access for people with cancer. The company intensified its customer focus and made key strides in women’s health, including the acquisition of Ovia Health, a trusted digital health platform providing family planning, pregnancy and parenting support. Additionally, Labcorp maintained its COVID-19 response by addressing testing needs and assisting in the development of vaccines and therapies.

Consolidated Results

Third Quarter Results
Revenue for the quarter was $4.06 billion, an increase of 4.3% over $3.90 billion in the third quarter of 2020. The increase was primarily due to organic growth of 3.4%, acquisitions of 0.4%, and foreign currency translation of 0.5%. The 3.4% increase in organic revenue is driven by a 10.2% increase in the company's organic Base Business, partially offset by a (6.8%) decrease in COVID-19 PCR and antibody testing (COVID-19 Testing). Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $766.9 million, or 18.9% of revenue, compared to $1,047.1 million, or 26.9%, in the third quarter of 2020. The company recorded amortization, restructuring charges, and special items, which together totaled $140.2 million in the quarter, compared to $108.7 million during the same period in 2020. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $907.1 million, or 22.3% of revenue, compared to $1,155.8 million, or 29.7%, in the third quarter of 2020. The decrease in operating income and margin was primarily due to a reduction in COVID-19 Testing and higher personnel costs, partially offset by organic Base Business growth and LaunchPad savings.

Net earnings for the quarter were $587.3 million compared to $703.4 million in the third quarter of 2020. Diluted EPS were $6.05 in the quarter compared to $7.17 during the same period in 2020. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $6.82 in the quarter compared to $8.41 in the third quarter of 2020.

Operating cash flow for the quarter was $767.3 million compared to $786.2 million in the third quarter of 2020. The decrease in operating cash flow was due to lower cash earnings, partially offset by favorable working capital. Capital expenditures totaled $117.8 million compared to $77.2 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $649.5 million compared to $709.0 million in the third quarter of 2020.

At the end of the quarter, the company’s cash balance and total debt were $2.0 billion and $5.4 billion, respectively. During the quarter, the company invested $291.9 million on acquisitions and repurchased $300.0 million of stock representing approximately 1.1 million shares.

Year-To-Date Results
Revenue was $12.06 billion, an increase of 27.1% from $9.49 billion, in the first nine months of 2020. The increase was due to organic growth of 25.2%, acquisitions of 0.8%, and favorable foreign currency translation of 1.2%. The organic revenue increase includes a 18.2% contribution from the company's organic Base Business and a 7.0% increase in COVID-19 Testing.

Operating income was $2,528.9 million, or 21.0% of revenue, compared to $1,152.2 million, or 12.1%, in the first nine months of 2020. The company recorded amortization, restructuring charges, special items, and impairments, which together totaled $400.0 million in the first nine months of 2021 compared to $750.2 million during the same period in 2020. This decrease was primarily due to the goodwill impairment recorded in the first quarter of 2020. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) was $2,928.9 million, or 24.3% of revenue, compared to $1,902.4 million, or 20.0%, in the first nine months of 2020. The increase in operating income and margin was primarily due to a recovery in the Base Business and higher COVID-19 Testing, partially offset by higher personnel costs.

Net earnings were $1,824.3 million compared to $617.8 million in the first nine months of 2020. Diluted EPS were $18.63 in the first nine months of 2021 compared to $6.31 during the same period in 2020. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $21.75 in the first nine months of 2021 compared to $13.36 during the same period in 2020.

Operating cash flow was $2,412.1 million compared to $1,360.7 million in the first nine months of 2020. The increase in operating cash flow was due to higher cash earnings and favorable working capital. Capital expenditures totaled $310.4 million compared to $282.3 million during the same period in 2020. As a result, free cash flow (operating cash flow less capital expenditures) was $2,101.7 million compared to $1,078.4 million in the first nine months of 2020.

Third Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics
Revenue for the quarter was $2.62 billion, a decrease of (3.2%) from $2.70 billion in the third quarter of 2020. The decrease was due to organic revenue of (3.9%), partially offset by acquisitions of 0.4% and favorable foreign currency translation of 0.3%. The decrease in organic revenue was due to a (9.7%) reduction from COVID-19 Testing, partially offset by a 5.8% increase in the Base Business.

Total volume (measured by requisitions) increased by 0.2% as acquisition volume contributed 0.2% and organic volume decreased by (0.1%). Organic volume was impacted by a (5.9%) decrease in COVID-19 Testing, partially offset by a 5.9% increase in Base Business. Price/mix decreased by (3.4%) due to COVID-19 Testing of (3.8%), partially offset by currency of 0.3%, and acquisitions of 0.2%. Organic Base Business volume was up 7.7% compared to last year, while price/mix was up 1.3%.

Adjusted operating income for the quarter was $774.9 million, or 29.6% of revenue, compared to $1,003.9 million, or 37.1%, in the third quarter of 2020. The decrease in adjusted operating income and adjusted operating margin was primarily due to a reduction in COVID-19 Testing and higher personnel costs, partially offset by organic Base Business growth and LaunchPad savings. The company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Drug Development
Revenue for the quarter was $1.46 billion, an increase of 17.5% over $1.24 billion in the third quarter of 2020. The increase was due to organic Base Business growth of 19.9%, acquisitions of 0.4%, and favorable foreign currency translation of 1.0%, partially offset by lower COVID-19 Testing performed through its Central Laboratories business of (3.5%) and divestitures of (0.3%). Drug Development's Base Business benefited from broad-based growth, including COVID-19 vaccine and therapeutic work.

Adjusted operating income for the quarter was $226.1 million, or 15.5% of revenue, compared to $209.7 million, or 16.9%, in the third quarter of 2020. Adjusted operating income grew primarily due to organic Base Business growth and LaunchPad savings, partially offset by lower COVID-19 Testing and higher personnel costs. The decline in adjusted operating margin was due to the mix impact of lower COVID-19 Testing. For comparability to peers, Drug Development excludes expense related to the Enterprise component of its bonus, which is included in unallocated corporate expense.

Net orders and net book-to-bill during the trailing twelve months were $7.77 billion and 1.34, respectively. Backlog at the end of the quarter was $14.39 billion, an increase of 15.4% compared to last year. The company expects approximately $4.93 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2021

Labcorp is raising 2021 full year guidance to reflect its strong third-quarter performance and improved full-year outlook. The following guidance assumes foreign exchange rates effective as of September 30, 2021, for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions and share repurchases.

(Dollars in billions, except per share data)
		Previous		Updated
	Results	2021 Guidance		2021 Guidance

	2020	Low	High	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$13.98	6.5%	9.0%	13.0%	14.0%
Base Business (2)	$11.19	17.0%	19.0%	18.5%	19.5%
COVID-19 Testing (2)	$2.78	(38.0%)	(33.0%)	(11.0%)	(6.0%)

Total Diagnostics (3)	$9.25	(1.0%)	2.0%	8.0%	10.0%
Base Business	$6.47	15.0%	17.0%	16.0%	17.0%
COVID-19 Testing	$2.78	(38.0%)	(33.0%)	(11.0%)	(6.0%)

Total Drug Development (4)	$4.88	17.0%	19.0%	19.5%	20.5%
Base Business	$4.76	19.0%	21.0%	21.5%	22.5%

Adjusted EPS	$23.94	$21.50	$25.00	$26.00	$28.00

Free Cash Flow (5)	$1.75	$1.95	$2.15	$2.45	$2.60

(1) 2021 Updated Guidance includes a benefit from foreign currency translation of 0.9%, Previous 2021 Guidance was 1.0%
(2) Enterprise level revenue is presented net of intersegment transaction eliminations, including Drug Development COVID-19 Testing revenue
(3) 2021 Updated Guidance includes a benefit from foreign currency translation of 0.4%, Previous 2021 Guidance was 0.4%
(4) 2021 Updated Guidance includes a benefit from foreign currency translation of 1.7%, Previous 2021 Guidance was 2.0%
(5) Free Cash Flow consists of operating cash flow less capital expenditures

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by dialing 877-898-8036 (720-634-2811 for international callers). The conference ID is 4893731. A telephone replay of the call will be available through November 11, 2021, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The conference ID for the replay is 4893731. A live online broadcast of Labcorp’s quarterly conference call on October 28, 2021, will be available at Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through October 14, 2022.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With more than 70,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.0 billion in 2020. Learn more about us at www.labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2021 guidance and the related assumptions, (ii) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company’s businesses, operating results, cash flows and/or financial condition, as well as general economic and market conditions, (iii) our responses to the COVID-19 pandemic, (iv) future business strategies, (v) expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and (vi) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, the impact of the COVID-19 pandemic and its impact on our business and financial condition and on general economic, business, and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, federal, state, and local government responses to the COVID-19 pandemic, the effect of public opinion on the company’s reputation, the outcome of our review of our structure and changes in capital allocation strategy, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if our expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

- End of Text -
- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$4,062.6	$3,896.1	$12,064.8	$9,488.7

Cost of revenues	2,677.1	2,336.7	7,815.5	6,440.8

Gross profit	1,385.5	1,559.4	4,249.3	3,047.9

Selling, general and administrative expenses	519.9	419.5	1,408.4	1,211.3
Amortization of intangibles and other assets	92.2	62.2	276.7	184.6
Goodwill and other asset impairments	—	23.5	—	460.9
Restructuring and other charges	6.5	7.1	35.3	38.9

Operating income	766.9	1,047.1	2,528.9	1,152.2

Other income (expense):
Interest expense	(42.2)	(51.4)	(169.0)	(159.1)
Equity method income (loss), net	8.4	3.0	20.9	(1.8)
Investment income	3.2	2.6	8.3	7.7
Other, net	31.9	(54.2)	51.5	(22.6)

Earnings before income taxes	768.2	947.1	2,440.6	976.4

Provision for income taxes	180.4	243.4	614.7	358.0

Net earnings	587.8	703.7	1,825.9	618.4
Less: Net earnings attributable to the noncontrolling interest	(0.5)	(0.3)	(1.6)	(0.6)

Net earnings attributable to Laboratory Corporation of America Holdings	$587.3	$703.4	$1,824.3	$617.8

Basic earnings per common share	$6.10	$7.22	$18.79	$6.35

Diluted earnings per common share	$6.05	$7.17	$18.63	$6.31

Weighted average basic shares outstanding	96.3	97.4	97.1	97.3

Weighted average diluted shares outstanding	97.1	98.1	97.9	97.9

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	September 30, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$2,036.5	$1,320.8
Accounts receivable	2,335.4	2,479.8
Unbilled services	719.6	536.8
Supplies inventory	410.7	423.2
Prepaid expenses and other	518.3	364.8
Total current assets	6,020.5	5,125.4

Property, plant and equipment, net	2,692.2	2,729.6
Goodwill, net	7,906.8	7,751.5
Intangible assets, net	3,755.1	3,961.1
Joint venture partnerships and equity method investments	62.1	73.5
Deferred income taxes	23.8	20.6
Other assets, net	406.0	410.0
Total assets	$20,866.5	$20,071.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$669.4	$638.9
Accrued expenses and other	1,423.8	1,357.7
Unearned revenue	593.9	506.5
Short-term operating lease liabilities	189.1	192.0
Short-term finance lease liabilities	10.6	6.7
Short-term borrowings and current portion of long-term debt	1.6	376.7
Total current liabilities	2,888.4	3,078.5

Long-term debt, less current portion	5,417.2	5,419.0
Operating lease liabilities	631.0	677.6
Financing lease liabilities	86.0	84.4
Deferred income taxes and other tax liabilities	804.8	905.4
Other liabilities	494.0	526.4
Total liabilities	10,321.4	10,691.3

Commitments and contingent liabilities
Noncontrolling interest	20.6	20.7

Shareholders’ equity:
Common stock, 95.8 and 97.5 shares outstanding at September 30, 2021, and December 31, 2020, respectively	8.8	9.0
Additional paid-in capital	—	110.3
Retained earnings	10,786.6	9,402.3
Accumulated other comprehensive loss	(270.9)	(161.9)
Total shareholders’ equity	10,524.5	9,359.7
Total liabilities and shareholders’ equity	$20,866.5	$20,071.7

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$587.8	$703.7	$1,238.1	$618.4

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	186.1	152.3	557.1	440.8
Stock compensation	59.0	27.2	111.6	84.9
Operating lease right-of-use asset expense	49.0	46.8	145.3	150.7
Goodwill and other asset impairments	—	23.5	—	460.9
Deferred income taxes	(16.5)	(19.1)	(102.0)	(48.5)
Other	(43.3)	(0.2)	(41.0)	55.2
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	(129.4)	(422.7)	135.6	(546.9)
Increase in unbilled services	(85.6)	(58.9)	(185.9)	(117.8)
Increase in supplies inventory	11.0	(49.1)	(6.5)	(147.5)
(Increase) decrease in prepaid expenses and other	(41.4)	(7.0)	(72.4)	26.1
Increase in accounts payable	78.9	106.2	34.6	17.3
Increase in unearned revenue	46.1	15.2	83.8	44.1
Increase (decrease) in accrued expenses and other	65.6	268.3	(74.0)	323.0
Net cash provided by operating activities	767.3	786.2	2,412.1	1,360.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(117.8)	(77.2)	(310.4)	(282.3)
Proceeds from sale of assets	0.8	(6.1)	3.5	1.1
Proceeds from sale of business	(0.7)	—	12.4	—
Proceeds from sale or distribution of investments	10.4	—	10.4	1.0
Investments in equity affiliates	(8.1)	(7.5)	(20.0)	(29.3)
Acquisition of businesses, net of cash acquired	(291.9)	(197.5)	(326.0)	(208.8)
Net cash used for investing activities	(407.3)	(285.2)	(630.1)	(515.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior note offerings	—	—	1,000.0	—
Payments on term loan	—	—	(375.0)	—
Proceeds from revolving credit facilities	—	—	—	151.7
Payments on revolving credit facilities	—	—	—	(151.7)
Payments on senior notes	—	(412.2)	(1,000.0)	(412.2)
Net share settlement tax payments from issuance of stock to employees	(1.4)	(0.5)	(44.4)	(32.0)
Net proceeds from issuance of stock to employees	24.2	21.8	50.8	50.6
Purchase of common stock	(300.0)	—	(668.5)	(100.0)
Other	(4.5)	(5.8)	(20.1)	(22.8)

Net cash used for financing activities	(281.7)	(396.7)	(1,057.2)	(516.4)

Effect of exchange rate changes on cash and cash equivalents	(5.0)	5.9	(9.1)	0.6

Net increase in cash and cash equivalents	73.3	110.2	715.7	329.7
Cash and cash equivalents at beginning of period	1,963.2	557.0	1,320.8	337.5

Cash and cash equivalents at end of period	$2,036.5	$667.2	$2,036.5	$667.2

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021		2020	2021		2020
Diagnostics
Revenues	$2,617.5		$2,704.2	$7,740.8		$6,098.8

Adjusted Operating Income	$774.9		$1,003.9	$2,429.7		$1,566.9
Adjusted Operating Margin	29.6%		37.1%	31.4%		25.7%

Drug Development
Revenues	$1,459.5		$1,241.9	$4,392.9		$3,479.4

Adjusted Operating Income	$226.1	∗	$209.7	$681.4	∗	$473.2
Adjusted Operating Margin	15.5%		16.9%	15.5%		13.6%

Consolidated
Revenues	$4,062.6		$3,896.1	$12,064.8		$9,505.7

Adjusted Segment Operating Income	$1,001.0		$1,213.6	$3,111.1		$2,040.1
Unallocated corporate expense	$(93.9)	∗	$(57.8)	$(182.2)	∗	$(137.7)
Consolidated Adjusted Operating Income	$907.1		$1,155.8	$2,928.9		$1,902.4
Adjusted Operating Margin	22.3%		29.7%	24.3%		20.0%

∗ Drug Development excludes $36.0 million of expense related to the Enterprise component of its management incentive bonus, which is included in unallocated corporate expense.

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Adjusted Operating Income
Operating Income	$766.9	$1,047.1	$2,528.9	$1,152.2
Amortization of intangibles and other assets (a)	92.2	62.2	276.7	184.6
Restructuring and other charges (b)	6.5	7.1	35.3	38.9
Acquisition and disposition-related costs (c)	4.4	4.2	19.1	17.2
LaunchPad system implementation costs (d)	2.7	0.2	5.5	1.3
Executive transition expenses (e)	2.8	1.8	5.6	12.4
COVID-19 related costs (f)	18.1	8.7	31.0	42.7
Goodwill and other asset impairments (g)	—	23.5	—	460.9
Retention bonuses (h)	9.6	—	9.6	—
Other (i)	3.9	1.0	17.2	(7.8)
Adjusted operating income	$907.1	$1,155.8	$2,928.9	$1,902.4

Adjustments impacting revenues (f)	$—	$—	$—	$17.0

Adjusted operating margin	22.3%	29.7%	24.3%	20.0%

Adjusted Net Income
Net Income	$587.3	$703.4	$1,824.3	$617.8
Impact of adjustments to operating income	140.2	108.7	400.0	750.2
CARES Act Provider Relief Funds (j)	—	55.9	—	—
(Gains) and losses on venture fund investments, net (k)	(33.5)	—	(53.1)	25.4
Loss on sale of business (l)	1.1	—	6.1	0.5
Debt refinancing costs (m)	—	—	33.4	—
Gain on exit of swap	—	(1.6)	—	(1.6)
Change in U.K. tax rates (n)	—	—	17.1	—
Income tax impact of adjustments (o)	(33.2)	(42.1)	(98.4)	(84.9)
Adjusted net income	$661.9	$824.3	$2,129.4	$1,307.4

Weighted average diluted shares outstanding	97.1	98.1	97.9	97.9

Adjusted net income per share	$6.82	$8.41	$21.75	$13.36

(a)	Amortization of intangible assets acquired as part of business acquisitions. In the fourth quarter of 2020, the Company announced a rebranding resulting in an acceleration of the amortization of acquired trade names reflected in the three and nine months ended September 30, 2021.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration or disposition related activities.
(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of systems as part of the LaunchPad business process improvement initiative.
(e)	Represents executive transition expenses related to various management reorganizations.
(f)	Costs related to incremental operating expenses and receivables reserves incurred as a result of the COVID-19 pandemic.
(g)	During the first quarter of 2020, the company determined that certain goodwill and long-lived assets were impaired. These charges were triggered by the economic conditions resulting from the COVID-19 pandemic.
(h)	Due to the current tight labor markets the company implemented a targeted retention program within the Drug Development segment for a select group of positions experiencing higher than normal turnover.
(i)	Represents various non-operational items including rebranding, strategic review, litigation, data breach costs, insurance reimbursements, and acquisition contingent purchase price adjustments.
(j)	The company recorded $55.9 million in funding from the Public Health and Social Services Emergency Fund for provider relief that was appropriated by Congress to the Department of Health and Human Services (HHS) in the Coronavirus Aid, Relief, and Economic Security Act. The company made a decision to return these funds during the third quarter of 2020.
(k)	The company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(l)	Represent the loss on sale of certain assets by the Drug Development business.
(m)	During the second quarter of 2021, the company refinanced $1,000.0 million in senior notes due in February and August 2022 and incurred costs related to the make-whole provisions and the acceleration of deferred financing costs.
(n)	During the second quarter of 2021, the UK tax authorities announced increased future tax rates resulting in the revaluation of the UK tax assets and liabilities.
(o)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
# # #